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                                   Exhibit 4.1

                       Consulting Agreement and Stock Plan

         THIS CONSULTING AGREEMENT AND STOCK PLAN (this "Agreement") is entered into as of August 1, 1997 by and between Sequester Holdings, Incorporated ("Sequester"), a Nevada corporation, whose principal place of business is located at 2835 Townsgate Road, Suite 110, Westlake Village, California 91361, and Hy Ochberg ("Consultant"), whose principal place of business is located at 4401 North Ocean Boulevard, Boca Raton, Florida 33431 (individually, a "Party" and collectively, the "Parties").


                                    RECITALS

         A. Sequester is a public company whose Common Stock, $.002 par value, is quoted on the OTC Bulletin Board. Sequester currently has over 600 shareholders. It is important to Sequester for Sequester to maintain good shareholder relations with its shareholders, including providing to its shareholders a continuous flow of company information.

         B. Consultant is experienced in conducting shareholder relations and providing a continuous flow of company information to shareholders of public companies such as Sequester.

         C. Sequester has previously utilized Consultant for the foregoing services and is desirous of continuing its use of Consultant's services in the area of shareholder relations with the specific objective of providing a continuous flow of company information to Sequester's shareholders.


                                    AGREEMENT

         NOW, THEREFORE, it is mutually agreed by and between the Parties as follows:

         1. Engagement. Sequester hereby retains and engages Consultant to perform such public relations services regarding the disclosure and dissemination of Sequester's financial condition, results of operations and other material financial and related information of Sequester as Sequester may from time to time reasonably request and as set forth more particularly in paragraph 2 below (the "Consulting Services"), and Consultant agrees to perform the Consulting Services subject to the terms and conditions of this Agreement.

         2. Consulting Services. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of:

                  a. Reviewing each of Sequester's reports on Forms 10-KSB and 10-QSB that will be filed with the Securities and Exchange Commission and remaining knowledgeable about the contents thereof;

                  b. Preparing press releases regarding events by or affecting Sequester that may have a material financial impact on Sequester, which press releases must in all circumstances be approved by Sequester;

                  c. Working with Sequester management to prepare and mail out periodic shareholder newsletters;

                  d. Conducting shareholder seminars;

                  e. Facilitating communication to shareholders of the information contained in Sequester's Forms 10-KSB and 10-QSB, press releases, shareholder newsletters and shareholder seminars;

                  f. Responding to telephone inquiries from shareholders regarding the information contained in Sequester's Forms 10-KSB and 10-QSB, press releases, shareholder newsletters and shareholder seminars and;



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                  g. Performing such other public relations services as are
consistent with the overall objective of providing a continuous flow of company information for the benefit of Sequester's shareholders.

         3. Scope of this Agreement. The raising of capital by Consultant for Sequester is outside the scope of this Agreement. Consultant shall not perform for Sequester any service related to the raising of capital, whether directly or indirectly, including without limitation (a) securing additional marketmakers;
(b) obtaining exposure to institutional investors and other interested parties; and (c) locating regional firm analysis to initiate coverage on Sequester.

         4. Consideration. In consideration of the performance by Consultant of the Consulting Services, Sequester will issue to Consultant 1,000,000 shares of Sequester common stock (the "Shares") at a purchase price of $0.002 per share, for a total consideration of $2,000. In the event that Consultant does not completely perform the Consulting Services (for any reason including the death or incapacity of Consultant), then for each month that Consultant does not perform the Consulting Services, one thirty-sixth (1/36) of the Shares (as adjusted for stock splits, reverse stock splits, stock dividends or distributions or other reclassifications of Sequester's common stock) shall be returned to Sequester and cancelled. Consultant agrees to purchase shares in the open market, if necessary, to fulfill such obligation to return shares to Sequester.

         The shares will be issued as soon as practicable following execution of this Agreement and the filing of a registration statement on Form S-8 covering the Shares.

         5. Expenses. Consultant shall bear his out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement by Sequester. Sequester and Consultant shall from time to time as appropriate discuss and agree on what costs and expenses Sequester will bear in connection with the completion of certain of the Consulting Services related to current shareholder matters, such as printing and mailing newsletters to shareholders.

         6. Term. The term of this Agreement is three years, commencing August 1, 1997 and ending August 1, 2000 (the "Term"). This Agreement may be terminated prior to the end of the Term upon the mutual agreement of the Parties or in the event Consultant is in default (as defined below) in the performance of the Consulting Services, which default is not cured within a reasonable time following written notice thereof from Sequester. A "default" occurs when, in Sequester's sole and exclusive judgment, Consultant is not satisfactorily performing the Consulting Services.

         7. Miscellaneous.

                  a. Entirety of Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.

                  b. Assignment and Binding Effect. This Agreement may not be assigned without the prior written consent of the other Party.

                  c. Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

                  d. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:


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                                    If to Sequester, to:

                                    Sequester Holdings, Incorporated
                                    2835 Townsgate Road, Suite 110
                                    Westlake Village, California 91361

                                    If to Consultant, to:

                                    Mr. Hy Ochberg
                                    4401 North Ocean Boulevard
                                    Boca Raton, Florida  33431

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

                  e. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California.

                  f. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto.

                  g. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  h. Attorneys' Fees. In the event of a dispute concerning the matters contained in this Agreement, the prevailing party shall be reimbursed all of its attorneys' fees and costs incurred.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                               Sequester Holdings, Incorporated,
                                               a Nevada corporation



                                       By:     /s/ Wellington Ewen
                                             -----------------------------------
                                       Name:   Wellington Ewen
                                       Its:    President


                                               Consultant


                                               /s/ Hy Ochberg
                                             -----------------------------------
                                               Hy Ochberg